Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Molson Coors Brewing Company of our report dated February 11, 2010 relating to the financial statements of MillerCoors, LLC, which appears in Molson Coors Brewing Company’s Annual Report on Form 10-K for the year ended December 26, 2009.

/s/ PricewaterhouseCoopers LLP
Milwaukee, Wisconsin
May 4, 2010